Exhibit 10.1

AMENDMENT TO THE UNITED STATES CELLULAR CORPORATION
2022 LONG-TERM INCENTIVE PLAN AWARD AGREEMENTS

December 4, 2023

WHEREAS, United States Cellular Corporation, a Delaware corporation (the “Company”), currently maintains and sponsors the United States Cellular Corporation 2022 Long-Term Incentive Plan (the “Plan”);
WHEREAS, each capitalized term used but not defined herein shall have the meaning ascribed to it in the Plan or the award agreements, as applicable;
WHEREAS, Section 3.2 (Administration) of the Plan provides that the Committee may in its sole discretion and for any reason at any time change the vesting terms of any or all outstanding awards granted pursuant to the Plan (collectively, the “Awards”) and Section 7.9 (Change in Control) of the Plan addresses treatment of outstanding awards upon a Change in Control;
WHEREAS, the Committee has determined it to be in the best interest of the Company and recommends to the Board to amend the terms of outstanding Awards as set forth herein (this “Amendment”); and
NOW, THEREFORE, effective as of the date set forth above, the terms of outstanding Awards shall be amended as follows:
1.    Change in Control.
a.    Solely for purposes of this Amendment, “Change in Control” has the meaning ascribed to it in the Plan and, for the avoidance of doubt, includes a series of related sales or dispositions that, together, would constitute a Change in Control.
b.    References to “the corporation resulting from the Corporate Transaction” and similar terms in the exclusion to the definition of “Corporate Transaction” in Section 7.9(b)(3) of the Plan (Change in Control) shall, in the case of a sale or other disposition of all or substantially all of the assets of the Company, be deemed to refer to the acquirer of such assets in such transaction.
c.    Solely for purposes of this Amendment, a new clause (5) is added to the definition of “Change in Control” as follows: “a sale or other disposition of at least fifty percent (50%) of the assets of the Company in a transaction that significantly alters the scope or nature of the Company’s remaining business, taken as a whole (for the avoidance of doubt, as determined by the Committee in its sole discretion) (excluding the Corporate Transactions described in Section 7.9(b)(3) of the Plan (Change in Control) as amended herein)”.
2.    Qualifying Transaction. Solely for purposes of this Amendment, “Qualifying Transaction” means a consummation of a sale or other disposition of assets of the Company, whether by reorganization, merger, sale, transfer or otherwise, or series of related sales or dispositions that (i) comprises less than all or substantially all of the assets of the Company but significantly alters the scope or nature of the Company’s remaining business, taken as a whole, and (ii) with respect to any Employee, (x) results in the sale or other disposition of the portion of the Company’s business to which such Employee devotes more than fifty percent (50%) of such Employee’s working time as of immediately prior to the transaction and (y) otherwise materially directly and adversely impacts such Employee’s duties, in the case of each of clauses (i) and (ii) and for the avoidance of doubt, as determined by the Committee in its sole discretion (such Employee, a “Qualifying Employee”).
3.    Adjustment. For the avoidance of doubt, Awards may be adjusted pursuant to and in accordance with Section 7.8 (Adjustment) of the Plan if the adjustment event occurs in connection with the consummation of a Change in Control or Qualifying Transaction.
4.    Acceleration if Not Continued, Substituted or Assumed in Connection with a Change in Control or Qualifying Transaction. In the event a Change in Control or Qualifying Transaction occurs and no provision is made for (i) continuation (including continued vesting of an Award based on the Employee’s or Qualifying Employee’s employment with the Company, the Company’s survivor or an acquiring company), or (ii) substitution or assumption of an outstanding Award by the Company, the Company’s survivor or the acquiring company for any Employee (with respect to a Change in Control) or any Qualifying Employee (with respect to a Qualifying Transaction), then:
a.    one hundred percent (100%) of such Award shall automatically be deemed vested as of immediately prior to the Change in Control or Qualifying Transaction and shall be settled within sixty (60) days following such Change in Control or Qualifying Transaction;
b.    any Performance Measures applicable to any Performance Award will be deemed to have been satisfied based on the greater of actual achievement through the date of the occurrence of the Change in Control or Qualifying Transaction and target achievement (or in the case of a Change in Control or Qualifying Transaction that occurs following the last day of the Performance Period but before settlement, actual achievement);
provided, however, that if such Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by Section 409A of the Code, then payment shall be made at the same time payment would have been made had the Change in Control or Qualifying Transaction not occurred.

5.    Involuntary Termination Without Cause or Termination for Good Reason Following a Change in Control or Qualifying Transaction. In the event a Change in Control or Qualifying Transaction occurs and an outstanding unvested Award is continued (including continued vesting of the Award based on the Employee’s or Qualifying Employee’s employment with the Company, the Company’s survivor or an acquiring company), substituted or assumed by the Company, the Company’s survivor or the acquiring company and, within the 24-month period beginning immediately prior to such Change in Control or Qualifying Transaction, the Employee’s (with respect to a Change in Control) or the Qualifying Employee’s (with respect to a Qualifying Transaction) employment is terminated by the Employer or the acquiring company and their respective affiliates without Cause or by the Employee or Qualifying Employee for Good Reason:
a.    outstanding unvested Awards to the extent they are subject solely to service-based vesting or are Performance Awards eligible for deemed achievement of Performance Measures shall become fully vested upon such Employee’s or Qualifying Employee’s termination of employment and shall be settled within sixty (60) days following such termination;
b.    outstanding Performance Awards for which applicable Performance Measures have not been achieved (or are not eligible for deemed achievement) shall be deemed satisfied at target performance achievement upon such Employee’s or Qualifying Employee’s termination of employment and shall be settled within sixty (60) days following such termination;
c.    service-based vesting conditions applicable to outstanding Performance Awards for which applicable Performance Measures have not been achieved (or are not eligible for deemed achievement) shall be deemed satisfied upon the Employee’s termination of employment and such Performance Awards shall otherwise remain subject to the terms of the applicable award agreement solely to the extent actual performance achievement exceeds target performance achievement;
provided, however, if any such Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by Section 409A of the Code, then payment shall be made at the same time payment would have been made had the Change in Control or Qualifying Transaction not occurred.
Except as modified by this Amendment, all of the terms and conditions of the Plan and applicable award agreements shall remain valid and in full force and effect.
IN WITNESS WHEREOF, the Company has executed this Amendment to the United States Cellular Corporation 2022 Long-Term Incentive Plan award agreements as of December 4, 2023.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Laurent Therivel
Name:	Laurent Therivel
Title:	CEO